Exhibit 99.1

Contact: Michael A. Sicuro Chief Financial Officer 281.863.6426

US Oncology Announces Retirement of R. Dale Ross

And Appointment of Bruce Broussard as Chairman of the Board

The Woodlands, Texas, August 5, 2009 – Today, the Board of Directors of US Oncology Holdings, Inc. and its wholly owned subsidiary, US Oncology, Inc. (collectively, “US Oncology” or the “Company”), announced that, effective Sept. 1, 2009, R. Dale Ross is retiring as Executive Chairman and from the Board of Directors. At that time, Bruce Broussard, the Company’s CEO and President, will also become Chairman of the Board.

“Almost seventeen years ago, I founded US Oncology with the mission of increasing access to and advancing the delivery of high-quality cancer care in America,” said Ross. “Over the course of those years, US Oncology has refined and enhanced its strong practice management expertise, particularly in the community setting, while developing robust clinical expertise and expanding to offer a wide range of services, resources and tools spanning the entire cancer care delivery system nationwide. Today, US Oncology’s mission is to enable physicians to provide the right treatment, at the right time, for the right patient, and the Company is well positioned for success in the future. Now is the appropriate time for me to retire and to turn over full leadership of the Company to Bruce Broussard. Bruce has done an outstanding job since becoming the CEO in February 2008, and I have tremendous confidence in his ability, dedication and integrity. Even though I am retiring, I will continue to be a large stockholder of the Company, and fully and enthusiastically support Bruce, the management team and the Company in achieving its mission.”

Broussard joined US Oncology in August 2000 as its Chief Financial Officer, assumed responsibility of the Pharmacy division in September 2003, was appointed President in November 2005 and became CEO in February 2008. In his new role as Chairman of the Board, Broussard will retain his positions as CEO and President. Broussard stated, “It has been a privilege to work with Dale over the past nine years, and I am grateful for his leadership and mentoring. I wish him the best in retirement and his ongoing support and counsel.”

Vice Chairman Lloyd K. Everson, M.D. will continue in his role of fostering and expanding engagement of US Oncology’s network physicians, growing the Company’s research and related operations and expanding Innovent Oncology, a service launched in 2008 designed to bring physicians and payers together to provide the highest clinical quality while better managing the total cost of care through evidence-based treatment protocols and patient support services. Dr. Everson said, “I have worked closely with Dale since 1993, and it’s a strong testament to Dale’s leadership that the Company is poised to succeed in this evolving healthcare environment. I look forward to maintaining my strong relationship with Dale and to continuing my work with the Company and its growing network of physicians.”

Russell Carson, a member of the Company’s Board of Directors since 1992 and General Partner of Welsh, Carson, Anderson & Stowe, the Company’s largest stockholder, said “The Board accepts Dale’s decision to retire with regret, but enormous gratitude. Thanks to his leadership, foresight and development of a talented and committed management team, the Company has strengthened its position as a leading company serving the entire oncology field, and I thank Dale for all his accomplishments, both personal and professional. The Board is confident that Bruce will continue to lead the organization in an innovative and disciplined manner and in furthering the Company’s mission.”

About US Oncology, Inc.

US Oncology, headquartered in The Woodlands, Texas, works closely with physicians, manufacturers and payers to identify and deliver innovative services that enhance patient access to advanced cancer care. US Oncology supports one of the nation’s foremost cancer treatment and research networks accelerating the availability and use of evidence-based medicine and shared best practices.

US Oncology’s expertise in supporting aspects of the cancer care delivery system—from drug development to distribution and outcomes measurement—enables the Company to help increase the efficiency and safety of cancer care. US Oncology is affiliated with 1,236 physicians operating in 476 locations, including 94 radiation oncology facilities in 39 states. For more information, visit the Company’s website, www.usoncology.com.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the impact of a recession in the U.S or global economy, the possibility of healthcare reform in the United States and its impact on cancer care specifically, the Company’s reliance on pharmaceuticals for the majority of its revenues, the Company’s ability to maintain favorable pharmaceutical pricing and favorable relationships with pharmaceutical manufacturers and other vendors, concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors, prescription drug reimbursement, such as reimbursement for ESAs, and other reimbursement under Medicare (including reimbursement for radiation and diagnostic services), reimbursement for medical services by non-governmental payers and cost-containment efforts by such payers, including whether such payers adopt coverage guidelines regarding ESAs or pharmaceutical reimbursement methodologies that are similar to Medicare coverage, other changes in the manner patient care is reimbursed or administered, the impact of increasing unemployment (which may result in a larger population of uninsured and under insured patients), the decisions of employers to increase the financial responsibility of individuals under health insurance programs afforded to their employees, the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements, the Company’s ability to fund its operations through operating cash flow or utilization of its existing credit facility or its ability to obtain additional financing on acceptable terms, the instability of capital and credit markets, including the potential that certain financial institutions may be unable to honor existing financing commitments, the Company’s ability to implement strategic initiatives, the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, modifications to, and renegotiation of, existing economic arrangements, the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers, government regulation, investigation and enforcement, increases in the cost of providing cancer treatment services, the operations of the Company’s affiliated physician practices, and potential impairments that could result from declining market valuations. Please refer to the US Oncology Holdings, Inc. filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent filings with the SEC for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

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